As filed with the Securities and Exchange Commission on May 14, 2002.
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      ----------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                      ----------

                        WHITNEY INFORMATION NETWORK, INC.
                 ----------------------------------------------------
                (Exact name of Registrant as specified in its charter)

                                      ----------
          COLORADO                                       84-147586
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                                      ----------

           1612 Cape Coral Parkway, Suite A, Cape Coral, Florida 33904
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                             1998 STOCK OPTION PLAN
                               (Full title of the plan)

                      RUSS WHITNEY, CHIEF EXECUTIVE OFFICER
                        1612 Cape Coral Parkway, Suite A
                              CAPE CORAL, FL 33904
                                 (239) 542-8999
           ---------------------------------------------------------------
                         (Name, address, including zip code,
           and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.
                           --------------------------------

                          Exhibit Index Begins at Page II-6

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
 Title of         Amount to be      Proposed        Proposed        Amount of
 Securities       Registered(1)      Maximum         Maximum      Registration
 to be                              Offering        Aggregate          Fee
 Registered                         Price Per       Offering
                                   Security(2)      Price(2)
--------------------------------------------------------------------------------
Common Stock,        2,187,500       $2.75         $6,015,625        $1,775
 no par value          shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) This Registration Statement, pursuant to Rule 416, covers any additional shares of no par value Class A Common Stock ("shares") which become issuable under the Registrant's 1998 Stock Option Plan ("Plan") set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2) Estimated solely for the purpose of computing the amount of the Registration fee under Rule 457 of the Securities Act of 1933, as amended. A total of 2,187,500 shares are issuable under the Plan at an offering price per share based upon the closing price of the Common Stock on the Electronic Bulletin Board on May 13, 2002 of $2.75 per share.

                        WHITNEY INFORMATION NETWORK, INC.

                                        PART I

                      Cross Reference Sheet Required by Item 501


               ITEM IN FORM S-8                     CAPTION IN PROSPECTUS
               ----------------                     ---------------------

1. General Plan Information . . . . .     Cover Page; Description of the Plan;
                                          Tax Consequences

2. Registrant Information and
   Employee Plan Annual
   Information. . . . . . . . . . . .     Available Information

3. Incorporation of Documents
   by Reference . . . . . . . . . . .     Incorporation by Reference

4. Description of Securities. . . . .     Description of the Plan

5. Interests of Named Experts
   and Counsel. . . . . . . . . . . .     Legal Matters; Experts

6. Indemnification of
   Directors and Officers . . . . . .     Indemnification; Part II, Item 6

7. Exemption from Registration
   Claimed. . . . . . . . . . . . . .     Not Applicable (See Part II, Item 7)

8. Exhibits . . . . . . . . . . . . .     Not Applicable (See Part II, Item 8)

9. Undertakings . . . . . . . . . . .     Not Applicable (See Part II, Item 9)


                 INFORMATION REQUIRED IN THE SECTION 10(a) prospectus

     Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer Prospectus which follows. The Reoffer Prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

                               REOFFER PROSPECTUS

     The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's 1998 Stock Option Plan by officers and directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

                                2,187,500 SHARES
                                  COMMON STOCK


                        WHITNEY INFORMATION NETWORK, INC.

                                 ---------------

                             1998 STOCK OPTION PLAN

                                 ---------------

     This reoffer prospectus relates to the offering by employees, officers, directors and consultants of Whitney Information Network, Inc. of up to 2,187,500 shares (subject to adjustment in certain circumstances) of our no par value common stock, which we refer to as "Common Stock" or "shares", and which are purchasable by such employees, officers, directors and consultants pursuant to common stock options granted under our 1998 Stock Option Plan. As of the date hereof 1,538,250 Soptions issued under the Plan are outstanding.

                                 ---------------

     This prospectus will be used by our non-affiliates as well as persons who are our "affiliates", as that term is defined under the Securities Act of 1933 to effect resales of the shares. See "Selling Stockholders." We will receive no part of the proceeds of any such sales although we will receive the exercise price of the options.

                                 ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

     No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by us. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                                 ---------------

                  The date of this prospectus is May 14, 2002.

                                AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 233 Broadway, New York, New York 10279; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates and at the Commission's Website at www.sec.gov. Our common stock is traded on the Electronic Bulletin Board under the symbol "RUSS."

     We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

                              INCORPORATION BY REFERENCE

     Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to our directors pursuant to Rule 428(b). Requests for such information shall be addressed to us at 1612 Cape Coral Parkway, Cape Coral, Florida 33904, (239)542-8999.

                                  TABLE OF CONTENTS



INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

METHOD OF SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

DESCRIPTION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . .  6

APPLICABLE SECURITIES LAW RESTRICTIONS. . . . . . . . . . . . . . . . . . .  7

TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                     INTRODUCTION

     We provide educational and training services, involving the creation and protection of wealth, to individuals through seminar lectures and publications. Our seminars are given at locations throughout the United States, using hotel and conference facilities, as well as our own training facility in Cape Coral, Florida.

                                 SELLING STOCKHOLDERS

     This prospectus covers possible sales by our officers and directors (as well as employees and consultants whose names are not included herein) of shares they acquire through exercise of options granted under the Plan. The names of such officers and directors who may be selling stockholders from time to time are listed below, along with the number of shares of Common Stock currently owned by them, the number of shares underlying stock options granted under the Plan and the number of shares offered for sale hereby. The number of shares offered for sale by such individuals may be updated in supplements to this prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.


                                                                   Shares Underlying            Number of
Name of Selling                      Total                          Options Offered           Shares Offered
Stockholder(1)                   Shareholdings          Percent        For Sale                 For Sale(2)
---------------                  -------------          -------    -----------------         ---------------

Russell A. Whitney                 6,659,350             84.5            75,000                    75,000
Richard W. Brevort                   464,600              5.7           318,000                   318,000
Ronald S. Simon                      328,175              4.0           293,000                   293,000


-------------
(1) The stockholders listed in the table have sole voting and investment powers with respect to the shares. Their addresses are in care of the Company.

(2)  Represents shares issuable under the Plan.



                                    METHOD OF SALE

     Sales of the shares underlying options offered by this prospectus will be made on the Electronic Bulletin Board , where our Common Stock is listed for trading, in other markets where our Common Stock may be traded or in negotiated transactions. Sales will be at prices current when the sales take place and will generally involve payment of customary brokers' commissions. There is no present plan of distribution.

                                 INDEMNIFICATION

     Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                               DESCRIPTION OF THE PLAN

     In August 1998, our Board of Directors approved the Plan for the benefit of our employees, officers, directors and consultants. We believe that the Plan provides an incentive to individuals to act as our employees, officers, directors and consultants and to maintain a continued interest in our operations. All Plan options will be issued under Section 422A of the Internal Revenue Code, and include qualified and non-qualified stock options.

     The terms of the Plan provide that we are authorized to grant options to purchase shares of Common Stock to our employees, officers, directors and consultants upon the majority consent of our Board of Directors. Any employee, officer, director or consultant is eligible to receive options under the Plan. The option price to be paid by optionees for shares under qualified stock options must not be less than the fair market value of the options shares as reported by the Electronic Bulletin Board on the date of the grant. The option price for nonqualified stock options must not be less than 100% of such fair market value. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Board of Directors), and the optionee must exercise options during service to us or within 90 days of termination of such service or 12 months in the event of death or disability. Generally, options vest over a four year period from the date of the grant. The Board of Directors may extend the termination date of an option granted under the Plan or change the vesting provisions in its sole discretion.

     A total of 2,187,500 shares of our authorized but unissued Common Stock have been reserved for issuance pursuant to the Plan of which 1,538,250 options are currently outstanding at exercise prices ranging from $1.70 to $2.26 per share.

     Options under the Plan may not be transferred, except by will or by the laws of intestate succession. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares are issued.

     The Plan is administered by our Board of Directors which has the power to interpret the Plan, determine which persons are to be granted options and the amount of such options.

     The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares.

     Payment for shares must be made by optionees in cash from their own funds. No payroll deductions or other installment plans have been established. No reports will be made to optionees under the Plan except in the form of updated information in the prospectus.

     There are no assets administered under the Plan, and, accordingly, no investment information is furnished herewith.

     Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. No options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

     The Plan will remain in effect until August, 2008 but may be terminated or extended by our Board of Directors. Additional information concerning the Plan and its administrators may be obtained from us at the address and telephone number indicated under "Incorporation by Reference" above.

                        APPLICABLE SECURITIES LAW RESTRICTIONS

     If the optionee is deemed to be an "affiliate" (as that term is defined under the Securities Act of 1933), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

     In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

     Up to 2,187,500 shares may be issued under the Plan. We have authorized 25,000,000 shares of Common Stock of which 7,878,023 shares were outstanding as of March 31, 2002. Shares of Common Stock outstanding and those to be issued upon exercise of options are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder. Shareholders do not have the right to cumulate their votes for the election of directors.

     Directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

                                   TAX CONSEQUENCES

     If an option is exercised and if the optionee does not dispose of the shares acquired pursuant to the exercise within two years of the date of the granting of the option nor within one year from the transfer of the shares pursuant to exercise of the options, then there will not be any federal income tax consequences to us from either the exercise of the option or the receipt of the proceeds with respect to the exercise of the option. In such circumstances, the optionee would not be required to recognize any taxable income upon the exercise of the option.

     Furthermore, the sale of the shares received pursuant to the exercise of the option would result in long-term capital gain or long-term capital loss to the optionee based on the difference between the amount received with respect to such sale and the amount paid upon the exercise of the option.

     If an optionee exercised an option and sold the shares acquired pursuant to such exercise either within two years from the date of the granting of the option or within one year from the date of the transfer of such shares to him pursuant to his exercise of the option, then in general we would be entitled to a deduction for federal income tax purposes equal to lessor of: (1) the fair market value of the stock on the date of exercise over the option price of the stock; or (2) the amount realized on disposition over the adjusted basis of the stock. The optionee would recognize income equal to the amount of our deduction. Our deduction would be allowed, and the optionee's income would be taxable, in the year the optionee disposed of the shares. However, if the disposition occurs within two years of the date of the grant and the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized (generally any disposition other than to a related party), then the optionee's income and our deduction would not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares. We expect that optionees will be required to exercise their options within five years from the date of grant although optionees may hold the shares issuable upon exercise of the options indefinitely.

     For options exercised after 1987, an individual generally must include in alternative minimum taxable income the amount by which the option price paid is exceeded by the fair market value at the time the individual's rights to the shares are freely transferable or are not subject to a substantial risk of forfeiture. The alternative minimum tax is payable only if the alternative minimum tax exceeds the regular income tax liability.

     The provision of Section 401(a) of the Code, relating to "qualified" pension, profit sharing and stock bonus plans, do not apply to the options or underlying shares covered hereby.

                                    LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Englewood, Colorado 80111. Mr. Agron owns 210,000 shares of our Common Stock and holds options issued under the Plan to purchase up to 93,750 shares at $2.00 per share.

                                       EXPERTS

     The financial statements of the Company incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 were audited by Ehrhardt Keefe Steiner and Hottman, P.C. independent certified public accountants, as indicated in their report with respect thereto, for the years ended December 31, 2000 and 2001 and by Larry Legal, independent certified public accountant for the year ended December 31, 1999.

                                     PART II

                     INFORMATION NOT REQUIRED IN prospectus

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2001, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed pursuant to Section 13(a) of the Exchange Act;

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10 filed under the Securities and Exchange Act of 1934, as amended (Registration No. 000-27403), including any amendments or reports filed for the purpose of updating such description; and

     (d)  All other reports and subsequent reports filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

     All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable. See Item 3(c), above.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of Common Stock offered by this Registration Statement will be passed on by Gary A. Agron. Mr. Agron owns 210,000 shares of the Registrant's Common Stock and holds options issued under the Plan to purchase 93,750 shares at $2.00 per share.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Bylaws provide for indemnification of its officers and directors to the full extent provided by Colorado law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The following is a list of Exhibits filed as part of the Registration
Statement:

     4.1 1998 Stock Option Plan including Incentive and Non-Qualified Stock Option Agreements attached as exhibits thereto

     5.1  Opinion and consent of Gary A. Agron

     23.1 Consent of Ehrhardt, Keefe, Steiner and Hottman, P.C. independent certified public accountants

     23.2 Consent of Larry Legal, CPA


ITEM 9.  UNDERTAKINGS

     The Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the

Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in Registration Statement; (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cape Coral, Florida, on May 13, 2002


                                   WHITNEY INFORMATION NETWORK, INC.

                                   By:  /s/ Russell A. Whitney
                                      ----------------------------------------
                                            Russell A. Whitney, Chief Executive
                                            Officer

     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on May 13, 2002.


         Signature                     Title
         ---------                     -----

 /s/ Russell A. Whitney        Chairman of the Board of Directors, and
-----------------------------  Chief Executive Officer
Russell A. Whitney

/s/  Richard W. Brevort        President and Chief Operating Officer
-----------------------------
Richard W. Brevort

/s/  Ronald S. Simon           Principal Accounting Officer
-----------------------------  Chief Financial Officer and Director
Ronald S. Simon

                                    EXHIBIT INDEX


Exhibit No.                 Exhibit                                     Page No.
-----------                 -------                                     --------

     4.1    1998 Stock Option Plan including Incentive and
            Non-Qualified Stock Option Agreements attached as exhibits thereto.

     5.1    Opinion and consent of Gary A. Agron.

     23.1   Consent of Ehrhardt, Keefe, Steiner and Hottman, P.C.
            independent certified public accountants.

     23.2 Consent of Larry Legal, independent certified public accountant.